Exhibit 13(a)(4)(i) to Form N-CSR

Change in Registrant’s Independent Public Accountant

On November 6, 2019, Lattice Strategies Trust (the “Funds”) dismissed Ernst and Young LLP (“EY”) as the Funds’ independent registered public accounting firm effective upon the issuance of EY’s report on the Funds’ financial statements as of and for the fiscal year ended September 30, 2019. EY’s report on the Funds’ financial statements for the fiscal period ended September 30, 2019 contained no adverse opinion or disclaimer of opinion nor was EY’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds’ fiscal period ended on September 30, 2019, and through November 26, 2019 (the “Covered Period”), (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Trust’s Board of Trustees participated in and approved the decision to engage PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the fiscal year ended September 30, 2020. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Funds’ prior independent registered public accounting firm, EY. During the Funds’ fiscal period ended September 30, 2019, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust requested EY to furnish it with a letter address to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of that letter is attached hereto as Exhibit 13(a)(4)(ii).